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                                                                     EXHIBIT 8.1
                               November 5, 1997

Board of Directors
The O'Gara Company
9113 LeSaint Drive
Fairfield, OH 45014

Gentlemen:

     This is in response to your request for our tax opinion on the proposed merger (the "Merger") of VDE, Inc. ("Newco"), a Delaware corporation and a wholly-owned subsidiary of The O'Gara Company ("O'Gara"), an Ohio corporation, with and into Kroll Holdings, Inc. ("Kroll"), a Delaware corporation, pursuant to the Plan and Agreement to Merge VDE, Inc. with and into Kroll Holdings, Inc. (the "Merger Agreement"), dated as of August 8, 1997 by and among O'Gara, Newco, Kroll and Jules Kroll.

     In rendering our opinion, we have relied upon the statements, facts, assumptions and representations contained in the Merger Agreement and the Registration Statement on Form S-4 (the "Registration Statement"), as filed by O'Gara with the Securities and Exchange Commission on September 17, 1997 and Amendment No. 1 thereto, including the Proxy Statement/Prospectus (the "Proxy Statement") which forms a part thereof, but excluding the section of the Proxy Statement entitled "THE MERGER -- Certain Federal Income Tax Consequences." We have also relied upon the representations of fact set forth in the letters issued by Kroll and certain Kroll shareholders, and by O'Gara (the "Representation Letters"). The Merger Agreement, Registration Statement, Proxy Statement, and Representation Letters are collectively referred to herein as the "Documents."

     We have assumed that the statements, facts, assumptions, and representations contained in the Documents are true, complete, and accurate on the date hereof, and will be true, complete, and accurate at the Effective Time (the "Effective Time"), as that term is defined in the Merger Agreement; however, we have not independently investigated or otherwise verified any of the statements, facts, assumptions, or representations. We have also assumed that no actions will be taken that are inconsistent with any of these statements or representations. A misstatement or omission of any fact, or a change or amendment in any of the statements, facts, assumptions, or representations we have relied upon may require a modification of all or a part of this opinion.

     The opinion set forth herein is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, as of the date of this opinion, all of which are subject to change. If there is a change, including a change having retroactive effect, in

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Board of Directors
October 22, 1997
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the Code, Treasury regulations, Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such change.

        Our opinion is not the equivalent of a ruling from the Internal Revenue Service and, upon audit, may be challenged by the Internal Revenue Service. Our opinion is as of the date hereof, and we have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the statements, facts, assumptions, or representations occurring after such date. The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities.

        Our opinion does not address, inter alia, (1) state, local or foreign tax consequences pertaining to the Merger; (2) tax return filing requirements, information reporting requirements, or similar procedural aspects of the Merger; or (3) proposed or future changes in law. In addition, we do not address the tax consequences of the Merger with regard to particular categories of shareholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions, or dealers in stocks and securities.

        In view of the above, it is our opinion that, if the Merger is consummated in accordance with the Documents as they exist at the date hereof, then under the applicable federal income tax law as it exists as of the date hereof, (1) the Merger will be a tax-free reorganization within the meaning of section 368(a) of the Code, and (2) although the statements contained in the Proxy Statement section entitled "THE MERGER--Certain Federal Income Tax Consequences" do not purport to discuss all possible federal income tax considerations relating to the Merger, the statements do correctly set forth the material federal income tax consequences of the Merger to O'Gara, Kroll, and their respective shareholders.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however, giving this consent does not constitute an admission that we are "experts" within the meaning of section 11 of the Securities Act of 1933 ("Act"), as amended, nor are we within the category of persons whose consent is required by section 7 of the Act.

                                        Sincerely,



                                        /s/ Taft, Stettinius & Hollister